Exhibit 99.1

                     Cytec Redeems Series C Preferred Stock

     WEST PATERSON, N.J.--(BUSINESS WIRE)--Sept. 30, 2004--Cytec Industries Inc. (NYSE:CYT) announced today that it simultaneously entered into and closed on a transaction with Wyeth to redeem its Series C Cumulative Preferred Stock ("Series C") for $10 million in cash. Series C was originally issued in 1993 in conjunction with Cytec's spin-off from American Cyanamid Company. Wyeth became beneficial owner of Series C following their acquisition of Cyanamid in 1994. A legal description of Series C follows later in this release.
     David Lilley, Chairman, President and Chief Executive Officer stated, "We are pleased to enter into this transaction with Wyeth which eliminates in a formal sense the last vestige of our previous ownership by Cyanamid. Cytec today is a financially strong company and in return for fair consideration, we are pleased that we have concluded this transaction with Wyeth."
     James P. Cronin, Executive Vice President and Chief Financial Officer stated, "In the recent past, we believe the existence of Series C has not been a major impediment to Cytec as a free standing public company. However, not being able to predict the future as to whether it would become a major impediment or not, we felt it prudent to place all the decisions concerning Cytec directly in Cytec's hands and not potentially run the risk of having to obtain consent from Wyeth, as holder of Series C. As a result of the redemption of Series C, Cytec's net earnings available to common stockholders will be reduced by $9.9 million or approximately $0.24 per diluted common share.
     "In addition, we settled a series of disputed matters between the two companies valued at a pre-tax cost of approximately $2.0 million ($1.6 million after tax or approximately $0.04 per diluted common share) which will be recorded in Cytec's income statement for the third quarter of 2004."

     Legal Summary of Series C

     Series C Stock, of which 4,000 shares are issued and outstanding, was perpetual with a liquidation and redemption value of $0.1 million, and an annual dividend of $1.83 per share (7.32%) and was redeemable at the Company's option under certain limited circumstances. Series C Stock, provided Wyeth, as beneficial owner, with the right to elect one director to the Company's Board of Directors and contained certain covenants requiring the Company to maintain specified financial ratios and restricted the Company from taking certain actions, including paying dividends on its common stock in certain circumstances, merging or consolidating or selling all or substantially all of the Company's assets or incurring indebtedness in violation of certain covenants, without the consent of Wyeth. In the event that the Company failed to comply with certain of such covenants, Wyeth would have had additional rights which might have included approval of the Company's capital expenditures and in certain more limited circumstances, appointing additional directors to the Company's Board of Directors, which together with Wyeth's existing representative, would constitute a majority of the Company's Board of Directors.

     Corporate Profile

     Cytec Industries is a specialty chemicals and materials technology company with sales in 2003 of $1.5 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, plastics, industrial coatings, mining, and water treatment.

     CONTACT: Cytec Industries Inc.
              Investment Community:
              David M. Drillock, 973-357-3249
               or
              Media:
              Gail Petersen, 973-357-3319
              www.cytec.com